Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Bank of Florida - Southwest Florida, Naples, Collier County, Florida.

Organized under the laws of the State of Florida.

Bank of Florida Trust Company, Naples, Collier County, Florida.

Organized under the laws of the State of Florida.

Bank of Florida - Southeast, Broward County, Florida.

Organized under the laws of the State of Florida.

Bank of Florida - Tampa Bay, Hillsborough County, Florida.

Organized under the laws of the State of Florida